                                                                   EXHIBIT 12.01

                        Windrose Medical Properties Trust
           Computation of Ratio of Earnings to Combined Fixed Charges
                         and Preferred Share Dividends
                             (dollars in thousands)


                                                                                     For the Year Ended December 31,
                                                                             2005        2004     2003     2002(1)    2001(1)
                                                                            -------    -------   -------   -------    -------
EARNINGS
  Pre-tax income (loss) from continuing operations                          $ 4,997    $ 3,854   $ 1,062   $(1,344)   $   269
  Interest expense including amortization of loan origination fees           12,877      8,167     3,306       241         36
  Estimate of interest in rental expense                                         65       --        --        --         --
                                                                            -------    -------   -------   -------    -------
Earnings Total                                                               17,939     12,021     4,368    (1,103)       305
                                                                            -------    -------   -------   -------    -------

COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS
  Interest expense including amortization of loan origination fees           12,877      8,167     3,306       241         36
  Interest expense capitalized                                                3,204         63      --        --         --
  Estimate of interest in rental expense                                         65       --        --        --         --
  Preferred share dividends                                                   1,995       --        --        --         --
                                                                            -------    -------   -------   -------    -------
Combined Fixed Charges Total                                                $18,141    $ 8,230   $ 3,306   $   241    $    36
                                                                            -------    -------   -------   -------    -------

Ratio of earnings to combined fixed charges and preferred share dividends      0.99       1.46      1.32     (4.58)      8.47
                                                                            =======    =======   =======   =======    =======

(1) The Registrant completed its initial public offering on August 21, 2002. Information for periods prior to that date relate to our predecessor.

(2) For the years ended December 31, 2004, 2003, 2002 and 2001, the Registrant had no preferred shares of beneficial interest outstanding. As of December 31, 2005, the Registrant had 2,100,000 share of 7.5% Series A cumulative convertible preferred shares of beneficial interest, $0.01 par value per share outstanding.

(3) Earnings for the Registrant's fiscal year ended December 31, 2002 (including periods prior to the Registrant's initial public offering) were inadequate to cover combined fixed charges and preferred share dividends, with a deficiency of $1,344 (in thousands).